Exhibit 23.1

Consent of PricewaterhouseCoopers LLP, Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-97369, No. 333-63070, No. 333-42656, No. 333-30111 and No. 333-04186) and the Registration Statements on Form S-3 (No. 333-90892, No. 333-89266, No. 333-73550, No. 333-59368 and No. 333-42798) of Conceptus, Inc. of our reports dated February 14, 2003 relating to the consolidated balance sheets as of December 31, 2002 and 2001, the consolidated statements of operations, of stockholders’ equity and of cash flows for each of the two years in the period ended December 31, 2002 and the financial statement schedule for each of the two years in the period ended December 31, 2002, which appear in this Annual Report on Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 27, 2003